Exhibit 99.1

NEWS RELEASE

Halcón Resources Announces Second Quarter 2014 Results

Company Delivers 44% Year-Over-Year Production Growth

Full Year 2014 Production Guidance Raised

HOUSTON, TEXAS — July 30, 2014 — Halcón Resources Corporation (NYSE:HK) (“Halcón” or the “Company”) today announced its second quarter 2014 results.

Revenues for the three months ended June 30, 2014 totaled $327.1 million, an increase of 53% compared to the three months ended June 30, 2013.  Production for the quarter came in above guidance and increased 44% year-over-year to an average of 42,055 barrels of oil equivalent per day (Boe/d).  Second quarter 2014 production was 85% oil, 7% natural gas liquids (NGLs) and 8% natural gas.

Excluding the impact of hedges, the Company realized 91% of the average NYMEX oil price, 35% of the average NYMEX oil price for NGLs and 113% of the average NYMEX natural gas price during the period.

Total operating costs per unit (including lease operating expense, workover and other expense, taxes other than income, gathering and other expense, and general and administrative expense), after adjusting for selected items (see Selected Operating Data table for additional information), decreased by 21% to $24.45 per Boe in the second quarter of 2014, compared to the second quarter of 2013.

After adjusting for selected items primarily related to the non-cash impact of derivatives (see Selected Item Review and Reconciliation table for additional information), net income was $32.5 million, or $0.07 per diluted share, for the three months ended June 30, 2014.  Halcón reported a net loss available to common stockholders of $73.3 million, or $0.18 per diluted share for the quarter.

Steve W. Herod, President, commented, “Second quarter results were solid and reflect our ongoing efforts to maximize returns.  We believe we are well positioned to continue delivering strong growth in our core plays, and we are comfortable with our current liquidity position.  Leverage metrics should also improve over time.”

Liquidity and Capital Spending

The Company closed on the $450 million sale of certain non-core assets in East Texas on May 9, 2014.  These properties contributed 1,645 Boe/d to Halcón’s 42,055 Boe/d of production during the second quarter of 2014.

As previously disclosed, Halcón announced the signing and closing of a definitive agreement with credit funds and accounts managed by affiliates of Apollo Global Management, LLC (NYSE: APO) (together with its consolidated subsidiaries, “Apollo”), which may invest up to $400 million in the Company’s wholly owned subsidiary, HK TMS, LLC (“HK TMS”).  On June 16, 2014, Apollo contributed $150 million in cash consideration for 150,000 of HK TMS preferred shares, and under certain circumstances, may acquire up to an additional 250,000 preferred shares of HK TMS on the same terms.  The initial $150 million capital investment by Apollo, as well as potential future investments, will reduce Halcón’s capital requirements in the TMS over the next several quarters.

As of June 30, 2014, the Company had undrawn capacity on its senior secured revolving credit facility plus cash on hand totaling approximately $618 million.

During the second quarter of 2014, Halcón incurred capital costs of $268.7 million on drilling and completions, $13.1 million on infrastructure/seismic and $164.2 million for leasehold acquisitions primarily in the TMS.  Per the terms of the Apollo agreement and during the quarter, the Company accelerated a $126.9 million payment to Encana Oil & Gas (USA) Inc. associated with the previously disclosed acquisition of certain properties prospective for the Tuscaloosa Marine Shale (“TMS”).  Halcón originally planned to defer and pay these amounts during the second half of 2014 and throughout 2015.  In addition, the Company incurred $47.0 million for capitalized interest, G&A and other.

Recent Developments

On July 29, 2014, Halcón’s Board of Directors declared a quarterly dividend on shares of its 5.75% Series A Cumulative Perpetual Convertible Preferred Stock equal to accrued dividends for the three months ending August 31, 2014.  The Company will pay the dividend on September 2, 2014 to holders of record on August 15, 2014.  The dividend payments on all of the outstanding 5.75% Series A Cumulative Perpetual Convertible Preferred Stock will total approximately $5.0 million, and will be paid in shares of Halcón’s common stock having a fair market value (as determined under the certificate of designation governing such preferred stock) equal to the aggregate dividend amount.  The Company will pay cash in lieu of issuing any fractional shares.

Bakken/Three Forks — Solid Development Phase Growth

Halcón produced an average of 28,259 Boe/d in the Williston Basin during the second quarter of 2014, representing an increase of 87% year-over-year and 22% quarter-over-quarter.  Activity returned to more normal levels post the weather impacts experienced during the first quarter of 2014.  The Company spudded 14 wells and put 19 wells online during the period.  Halcón also participated in 45 non-operated wells during the quarter with an average working interest of approximately 5%.

The Company operated an average of four rigs in the Williston Basin during the three months ended June 30, 2014.  Due to ongoing efficiency gains, Halcón recently reduced its rig count to three rigs and expects to spud approximately 23 operated wells during the second half of 2014.  The Company also expects to participate in 135 to 140 non-operated wells in the second half of 2014.

On average, the 18 wells put online in the Fort Berthold area and the 1 well put online in Williams County during the second quarter are outperforming Halcón’s 801 MBoe and 477 MBoe type curves, respectively.

Downspacing tests continue to yield positive results, and the Company is currently in various stages of downspacing tests in 10 DSUs (38 wells) across the Williston Basin.  Halcón is also evaluating production performance of downspaced wells in an additional 10 DSUs (30 wells).  Based on results, the Company’s current development plans are to proceed with spacing of 660’ to 880’ between wells, depending on location.

Drilling operations continued to become more efficient during the three months ended June 30, 2014.   Halcón lowered drilling costs by approximately 8% and increased the number of feet drilled per day by approximately 27%, compared to the prior period.  During the quarter, the Company set a new record by drilling a Three Forks well in the Fort Berthold area in 14 days (spud to TD).

Halcón is focused on improving economics by lowering completed well costs without impacting production and estimated ultimate recoveries, via efficiencies associated with pad drilling/simultaneous operations and completion modifications (proppant type, fluid type, pumping services).  As a result, completed well costs in the Fort Berthold area decreased by approximately 3% during the second quarter compared to the first quarter of 2014 and are currently estimated at $11.5 million on average.  The Company recently moved a rig to Williams County to drill two wells, which are estimated to cost approximately $9.5 million on average.

Halcón has working interests in approximately 131,000 net acres prospective for the Bakken and Three Forks formations in the Williston Basin.  There are currently 160 Bakken wells producing, 8 Bakken wells being completed or waiting on completion and 3 Bakken wells being drilled on Halcón’s operated acreage.  There are also currently 49 Three Forks first bench wells producing, 2 Three Forks second bench wells producing and 1 Three Forks well being completed or waiting on completion on the Company’s operated acreage.

“El Halcón” - East Texas Eagle Ford — Production Continues to Climb

Halcón produced an average of 9,111 Boe/d in El Halcón during the period, representing an increase of 453% year-over-year and 30% quarter-over-quarter.  Nine wells were spudded and eight wells were put online during the three months ended June 30, 2014.

The Company operated an average of three rigs in El Halcón during the second quarter and expects to spud approximately 22 operated wells in the play during the second half of 2014, while running an average of three rigs.

Industry activity continues to ramp up, and there are currently 15 to 20 total rigs drilling in the play.  Based on its own results combined with the results from offset operators, Halcón believes that its entire acreage position has been de-risked and well performance should be repeatable.

Progress continues to be made towards identifying an optimal well design.  The average initial production rate for the wells put online so far in the third quarter is 1,091 Boe/d (93% oil).  Completion modifications are ongoing and current testing includes increased stage length, tighter perforation cluster spacing, increased resin coated sand percentage relative to total proppant volume, using different surfactants and installing large bore frac plugs.  Several artificial lift modifications also continue to be evaluated.

Halcón has approximately 101,000 net acres leased or under contract in the play, all of which are believed to be located in the core of the play.  There are currently 67 Eagle Ford wells producing, 3 wells being completed or waiting on completion and 3 wells being drilled.

Tuscaloosa Marine Shale (“TMS”) — Delineation Ongoing

Halcón operated an average of two rigs in the TMS during the second quarter and expects to spud approximately eight operated wells in the play during the second half of 2014, while running two rigs.  The Company is a non-operated partner in several TMS wells that were spudded during the first half of 2014 and are performing in line with expectations.  Halcón plans to participate in 10 to 12 non-operated wells in the second half of 2014.

As previously disclosed, the Company’s first operated eastern TMS well, the Horseshoe Hill 11-22H-1 (92% WI — 7,060’ effective lateral), located in Wilkinson County, Mississippi, achieved a 24-hour average initial production rate of 1,548 Boe/d, assuming full ethane recovery.

Completion operations are ongoing on Halcón’s second operated TMS well in Mississippi, the Black Stone 4H-2 (87% WI — 5,400’ drilled lateral), located in Wilkinson County.  All 22 frac stages were successfully pumped; however, the Company encountered fill during clean out operations near stage 10.  Halcón was only able to partially clean out the fill and additional clean out operations are underway.  Flow back is expected to commence once clean out operations are finalized.

The Fassman 9H-1 (84% WI — 6,030’ drilled lateral), located in Wilkinson County, Mississippi, is awaiting completion.  This well is located three miles west of the Goodrich Petroleum-operated Crosby 12H-1 well and was landed in the same lower target interval.   The 6,030’ lateral was drilled in approximately 6.5 days, or 918’ per day, which is a record in the play for the Company.

The SD Smith 1H (98% WI — 7,556’ drilled lateral), located in Wilkinson County, Mississippi, is also awaiting completion.  A pilot hole was drilled with a full state-of-the-art logging suite and recovered 200’ of conventional core.  This well was drilled in 33 days (spud to TD), after adjusting for the time it took to drill the pilot hole.

Halcón recently spudded the Shuckrow 10H-1 (87% WI), located in Wilkinson County, Mississippi, and is planning a 6,700’ lateral for this well.

The Company expects to spud the George Martens 1H (97% WI), located in Wilkinson County, Mississippi, in the next week and is planning a 7,000’ lateral for this well.

The industry continues to make progress delineating the play.  Economics are expected to improve over time as drill days come down, competition for services increases and efficiencies are realized.  Halcón continues to believe it can reduce the number of drilling days by 15% to 20% on average by year-end.

The Company has approximately 315,000 net acres leased in the TMS.

Halcón Field Services

Halcón’s midstream subsidiary, Halcón Field Services (“HFS”), is currently working on several initiatives that could ultimately improve realized pricing and margins across its portfolio.

The Company’s first compressed natural gas (“CNG”) facility is expected to be in service by the end of the third quarter of 2014 and will serve operations in El Halcón.  Halcón believes using CNG to displace diesel fuel used in drilling and completion operations is not only better for the environment but should also result in a nearly 50% savings on fuel costs when fully implemented.  The Company expects to build similar facilities to service its operations in the Williston Basin and the TMS in 2015.

HFS continues to provide low pressure gathering services in El Halcón.  With continued progress in the play, HFS plans to support the TMS by building a three-phase gathering system with centralized aggregation points located strategically throughout the play.  Centralized aggregation points are expected to reduce the cost of individual well facilities and allow for more efficient transportation of both crude oil and produced water.  Gas will also be processed at a central facility with access to one or more residue gas outlets.  System design and layout are substantially complete and HFS plans to begin permitting for a processing plant and other relevant facilities in the third quarter of 2014.

HFS also continues to develop a scalable crude oil handling facility at the Port of Natchez in Mississippi that will be capable of handling truck and pipeline offloading from the TMS.  HFS will have the ability to market the crude oil via barge on the Mississippi River or by rail via the port’s direct access to the Canadian National railroad.  Halcón expects to begin the permitting process during the third quarter of 2014, with an expected in-service date of mid-2015.

2014 Production Guidance

The Company is providing production guidance for the third quarter 2014 and raising the mid-point of full year 2014 production guidance.

		Full Year
	3Q14E	2014E
Production (Boe/d)
Low	41,000	40,000
High	43,000	42,000
Oil		85%
NGLs		5%
Gas		10%

Note: Guidance is forward-looking information that is subject to a number of risks and uncertainties, many of which are beyond the Company’s control.  See “Forward-Looking Statements” section below.

Conference Call and Webcast Information

Halcón Resources Corporation (NYSE:HK) has scheduled a conference call for Thursday, July 31, 2014, at 10:00 a.m. EDT (9:00 a.m. CDT). To participate in the conference call, dial (877) 810-3368 for domestic callers, and (914) 495-8561 for international callers a few minutes before the call begins and reference Halcón Resources conference ID 68779079.  The conference call will also be webcast live over the Internet on Halcón Resources’ website at http://www.halconresources.com in the Investor Relations section under Events & Presentations.  A telephonic replay of the call will be available approximately two hours after the live broadcast ends and will be accessible until August 6, 2014.  To access the replay, dial (855) 859-2056 for domestic callers or (404) 537-3406 for international callers, in both cases referencing conference ID 68779079.

About Halcón Resources

Halcón Resources Corporation is an independent energy company engaged in the acquisition, production, exploration and development of onshore oil and natural gas properties in the United States.

For more information contact Scott Zuehlke, Vice President of Investor Relations, at 832-538-0314 or szuehlke@halconresources.com.

Forward-Looking Statements

This release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements that are not strictly historical statements constitute forward-looking statements and may often, but not always, be identified by the use of such words such as “expects”, “believes”, “intends”, “anticipates”, “plans”, “estimates”, “potential”, “possible”, or “probable” or statements that certain actions, events or results “may”, “will”, “should”, or “could” be taken, occur or be achieved.  Additionally, initial production rates, average 30 day production rates and improvements mentioned herein are not necessarily indicative of future production rates or performance.  Forward-looking statements are based on current beliefs and expectations and involve certain assumptions or estimates that involve various risks and uncertainties that could cause actual results to differ materially from those reflected in the statements. These risks include, but are not limited to, those set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and other filings submitted by the Company to the U.S. Securities and Exchange Commission (“SEC”), copies of which may be obtained from the SEC’s website at www.sec.gov or through the Company’s website at www.halconresources.com. Readers should not place undue reliance on any such forward-looking statements, which are made only as of the date hereof. The Company has no duty, and assumes no obligation, to update forward-looking statements as a result of new information, future events or changes in the Company’s expectations.

HALCÓN RESOURCES CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(In thousands, except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Operating revenues:
Oil, natural gas and natural gas liquids sales:
Oil	$304,212	$202,490	$560,241	$383,317
Natural gas	10,308	6,845	19,717	12,514
Natural gas liquids	9,364	4,254	18,123	8,082
Total oil, natural gas and natural gas liquids sales	323,884	213,589	598,081	403,913
Other	3,260	754	4,212	1,284
Total operating revenues	327,144	214,343	602,293	405,197

Operating expenses:
Production:
Lease operating	30,968	31,833	67,606	57,137
Workover and other	3,988	623	6,777	2,247
Taxes other than income	30,310	18,567	54,470	36,003
Gathering and other	5,898	2,802	10,659	3,135
Restructuring	—	(164)	987	507
General and administrative	27,743	33,526	60,541	65,123
Depletion, depreciation and accretion	133,470	95,315	253,378	177,173
Full cost ceiling impairment	—	—	61,165	—
Other operating property and equipment impairment	3,477	—	3,789	—
Total operating expenses	235,854	182,502	519,372	341,325
Income (loss) from operations	91,290	31,841	82,921	63,872
Other income (expenses):
Net gain (loss) on derivative contracts	(121,042)	34,100	(154,698)	15,678
Interest expense and other, net	(37,725)	(5,732)	(68,664)	(10,582)
Total other income (expenses)	(158,767)	28,368	(223,362)	5,096
Income (loss) before income taxes	(67,477)	60,209	(140,441)	68,968
Income tax benefit (provision)	—	(23,121)	—	(26,415)
Net income (loss)	(67,477)	37,088	(140,441)	42,553
Series A preferred dividends	(4,960)	(716)	(9,919)	(716)
Preferred dividends on redeemable noncontrolling interest	(896)	—	(896)	—
Net income (loss) available to common stockholders	$(73,333)	$36,372	$(151,256)	$41,837

Net income (loss) per share of common stock:
Basic	$(0.18)	$0.10	$(0.37)	$0.12
Diluted	$(0.18)	$0.08	$(0.37)	$0.11

Weighted average common shares outstanding:
Basic	414,722	366,712	414,125	356,482
Diluted	414,722	441,145	414,125	412,412

HALCÓN RESOURCES CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(In thousands, except share and per share amounts)

	June 30,	December 31,
	2014	2013
Current assets:
Cash	$161,272	$2,834
Accounts receivable	308,879	312,518
Receivables from derivative contracts	343	2,028
Current portion of deferred income taxes	7,789	—
Restricted cash	16,000	—
Inventory	6,091	5,148
Prepaids and other	14,179	16,098
Total current assets	514,553	338,626
Oil and natural gas properties (full cost method):
Evaluated	5,267,835	4,960,467
Unevaluated	2,245,173	2,028,044
Gross oil and natural gas properties	7,513,008	6,988,511
Less - accumulated depletion	(2,498,864)	(2,189,515)
Net oil and natural gas properties	5,014,144	4,798,996
Other operating property and equipment:
Gas gathering and other operating assets	144,795	125,837
Less - accumulated depreciation	(11,736)	(8,461)
Net other operating property and equipment	133,059	117,376
Other noncurrent assets:
Receivables from derivative contracts	351	22,734
Debt issuance costs, net	59,476	64,308
Deferred income taxes	—	8,474
Equity in oil and natural gas partnership	4,706	4,463
Funds in escrow and other	2,350	1,514
Total assets	$5,728,639	$5,356,491

Current liabilities:
Accounts payable and accrued liabilities	$658,634	$636,589
Liabilities from derivative contracts	79,844	17,859
Asset retirement obligations	54	71
Current portion of deferred income taxes	—	8,474
Current portion of long-term debt	1,389	1,389
Total current liabilities	739,921	664,382
Long-term debt	3,445,638	3,183,823
Other noncurrent liabilities:
Liabilities from derivative contracts	65,359	19,333
Asset retirement obligations	34,360	39,186
Deferred income taxes	7,789	—
Other	8,059	2,157
Commitments and contingencies
Mezzanine equity:
Redeemable noncontrolling interest	108,038	—
Stockholders’ equity:
Preferred stock: 1,000,000 shares of $0.0001 par value authorized; 345,000 shares of 5.75% Cumulative Perpetual Convertible Series A, issued and outstanding as of June 30, 2014 and December 31, 2013, respectively	—	—
Common stock: 1,340,000,000 and 670,000,000 shares of $0.0001 par value authorized; 421,652,565 and 415,729,962 shares issued and outstanding at June 30, 2014 and December 31, 2013, respectively	41	41
Additional paid-in capital	2,976,907	2,953,786
Accumulated deficit	(1,657,473)	(1,506,217)
Total stockholders’ equity	1,319,475	1,447,610
Total liabilities and stockholders’ equity	$5,728,639	$5,356,491

HALCÓN RESOURCES CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(In thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Cash flows from operating activities:
Net income (loss)	$(67,477)	$37,088	$(140,441)	$42,553
Adjustments to reconcile net income (loss) to net cash
provided by (used in) operating activities:
Depletion, depreciation and accretion	133,470	95,315	253,378	177,173
Full cost ceiling impairment	—	—	61,165	—
Other operating property and equipment impairment	3,477	—	3,789	—
Deferred income tax provision (benefit)	—	22,304	—	21,305
Share-based compensation, net	4,914	4,640	9,246	6,975
Unrealized loss (gain) on derivative contracts	105,032	(35,210)	131,053	(19,139)
Amortization and write-off of deferred loan costs	1,319	243	2,161	508
Non-cash interest and amortization of discount and premium	678	188	1,232	1,054
Other income (expense)	1,188	(1,899)	1,230	(2,912)
Cash flow from operations before changes in working capital	182,601	122,669	322,813	227,517
Changes in working capital, net of acquisitions	68,841	62,987	88,129	3,849
Net cash provided by (used in) operating activities	251,442	185,656	410,942	231,366

Cash flows from investing activities:
Oil and natural gas capital expenditures	(420,955)	(656,339)	(853,738)	(1,036,456)
Acquisition of Williston Basin Assets	—	156	—	(29,739)
Proceeds received from sale of oil and natural gas assets	463,919	9,466	465,452	10,466
Advance on carried interest	(126,942)	—	(189,442)	—
Other operating property and equipment capital expenditures	(13,489)	(44,352)	(29,525)	(80,692)
Funds held in escrow and other	(595)	(32,133)	(307)	(30,805)
Net cash provided by (used in) investing activities	(98,062)	(723,202)	(607,560)	(1,167,226)

Cash flows from financing activities:
Proceeds from borrowings	672,000	684,000	1,286,000	1,528,000
Repayments of borrowings	(761,000)	(480,924)	(1,027,000)	(915,400)
Debt issuance costs	49	(44)	(77)	(11,527)
Series A preferred stock issuance	—	345,000	—	345,000
HK TMS, LLC preferred stock issued	110,051	—	110,051	—
HK TMS, LLC tranche rights	4,516	—	4,516	—
HK TMS, LLC preferred stock dividends	(493)	—	(493)	—
Restricted cash	(16,000)	—	(16,000)	—
Offering costs and other	(1,597)	(9,227)	(1,941)	(9,658)
Net cash provided by (used in) financing activities	7,526	538,805	355,056	936,415

Net increase (decrease) in cash	160,906	1,259	158,438	555

Cash at beginning of period	366	1,802	2,834	2,506
Cash at end of period	$161,272	$3,061	$161,272	$3,061

Disclosure of non-cash investing and financing activities:
Accrued capitalized interest	$3,695	$(11,045)	$(1,068)	$(1,476)
Asset retirement obligations	(3,720)	3,882	(4,450)	5,394
Series A preferred dividends paid in common stock	4,960	—	9,919	—
HK TMS deemed dividends	403	—	403	—

HALCÓN RESOURCES CORPORATION

SELECTED OPERATING DATA

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013

Production volumes:
Crude oil (MBbls)	3,236	2,212	6,042	4,143
Natural gas (MMcf)	2,002	1,881	3,794	3,692
Natural gas liquids (MBbls)	258	129	449	238
Total (MBoe)	3,827	2,654	7,123	4,996
Average daily production (Boe/d)	42,055	29,165	39,354	27,602

Average prices:
Crude oil (per Bbl)	$94.01	$91.54	$92.72	$92.52
Natural gas (per Mcf)	5.15	3.64	5.20	3.39
Natural gas liquids (per Bbl)	36.29	32.98	40.36	33.96
Total per Boe	84.63	80.48	83.96	80.85

Cash effect of derivative contracts:
Crude oil (per Bbl)	$(4.79)	$(0.49)	$(3.66)	$(0.95)
Natural gas (per Mcf)	(0.25)	(0.01)	(0.41)	0.13
Natural gas liquids (per Bbl)	—	—	—	—
Total per Boe	(4.18)	(0.42)	(3.32)	(0.69)

Average prices computed after cash effect of settlement of derivative contracts:
Crude oil (per Bbl)	$89.22	$91.05	$89.06	$91.57
Natural gas (per Mcf)	4.90	3.63	4.79	3.52
Natural gas liquids (per Bbl)	36.29	32.98	40.36	33.96
Total per Boe	80.45	80.06	80.64	80.16

Average cost per Boe:
Production:
Lease operating	$8.09	$11.99	$9.49	$11.44
Workover and other	1.04	0.23	0.95	0.45
Taxes other than income	7.92	7.00	7.65	7.21
Gathering and other	1.54	1.06	1.50	0.63
General and administrative, as adjusted(1)	5.86	10.79	6.64	11.23
Restructuring	—	(0.06)	0.14	0.10
Depletion	34.21	35.01	34.84	34.59

(1)         Represents general and administrative costs per Boe, adjusted for items noted in the reconciliation below:

General and administrative:
General and administrative, as reported	$7.25	$12.63	$8.50	$13.04
Share-based compensation:
Non-cash	(1.28)	(1.75)	(1.30)	(1.40)
Acquisition and merger transaction costs and other:
Cash	(0.11)	(0.09)	(0.56)	(0.41)
General and administrative, as adjusted	$5.86	$10.79	$6.64	$11.23

Total operating costs, as reported	$25.84	$32.91	$28.09	$32.77
Total adjusting items	(1.39)	(1.84)	(1.86)	(1.81)
Total operating costs, as adjusted(2)	$24.45	$31.07	$26.23	$30.96

(2)         Represents lease operating, workover and other expense, taxes other than income, gathering and other expense and general and administrative costs per Boe, adjusted for items noted in reconciliation above.

HALCÓN RESOURCES CORPORATION

SELECTED ITEM REVIEW AND RECONCILIATION (Unaudited)

(In thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
As Reported:
Net income (loss) available to common stockholders, as reported	$(73,333)	$36,372	$(151,256)	$41,837
Series A preferred dividends	4,960	716	9,919	716
Preferred dividends on redeemable noncontrolling interest	896	—	896	—
Net income (loss)	(67,477)	37,088	(140,441)	42,553

Impact of Selected Items:
Unrealized loss (gain) on derivatives contracts:
Crude oil	$106,402	$(28,471)	$131,749	$(14,827)
Natural gas	(505)	(6,044)	1,064	(2,889)
Total mark-to-market non-cash charge	105,897	(34,515)	132,813	(17,716)
Full cost ceiling impairment	—	—	61,165	—
Other operating property and equipment impairment	3,477	—	3,789	—
Deferred financing costs expensed, net(1)	499	—	499	—
Restructuring	—	(164)	987	507
Acquisition and merger transaction costs and other	417	242	3,962	2,052
Selected items, before income taxes	110,290	(34,437)	203,215	(15,157)
Income tax effect of selected items(2)	(14,160)	13,189	(22,205)	5,805
Selected items, net of tax	96,130	(21,248)	181,010	(9,352)

As Adjusted:
Net income (loss) available to common stockholders, excluding selected items	$28,653	$15,840	$40,569	$33,201
Interest on convertible debt, net	3,799	974	—	1,974
Net income (loss) available to common stockholders after assumed conversions, excluding selected items(3)	$32,452	$16,814	$40,569	$35,175

Basic net income (loss) per common share, as reported	$(0.18)	$0.10	$(0.37)	$0.12
Impact of selected items	0.25	(0.05)	0.47	(0.02)
Basic net income (loss) per common share, excluding selected items(3)	$0.07	$0.05	$0.10	$0.10

Diluted net income (loss) per common share, as reported	$(0.18)	$0.08	$(0.37)	$0.11
Impact of selected items	0.25	(0.04)	0.47	(0.02)
Diluted net income (loss) per common share, excluding selected items(3)(4)	$0.07	$0.04	$0.10	$0.09

Net cash provided by (used in) operating activities	$251,442	$185,656	$410,942	$231,366
Changes in working capital, net of acquisitions	(68,841)	(62,987)	(88,129)	(3,849)
Cash flow from operations before changes in working capital	182,601	122,669	322,813	227,517
Cash components of selected items	417	78	4,796	2,559
Income tax effect of selected items	(151)	(30)	(1,734)	(980)
Cash flow from operations before changes in working capital, adjusted for selected items(3)	$182,867	$122,717	$325,875	$229,096

(1)         Represents charges related to the write-off of debt issuance costs associated with decreases in the Company’s borrowing base under its senior revolving credit facility.

(2)         For the 2014 columns, represents the tax impact using an estimated tax rate of 36.16%.  These columns also include an adjustment for the change in the valuation allowance of $25.7 million and $51.3 million for the three and six months ended June 30, 2014, respectively.

(3)         Net income (loss) and earnings per share excluding selected items and cash flow from operations before changes in working capital adjusted for selected items are non-GAAP measures. These financial measures are presented based on management’s belief that they will enable a user of the financial information to understand the impact of these items on reported results. Additionally, this presentation provides a beneficial comparison to similarly adjusted measurements of prior periods.  These financial measures are not measures of financial performance under GAAP and should not be considered as an alternative to net income, earnings per share and cash flow from operations, as defined by GAAP.  These financial measures may not be comparable to similarly named non-GAAP financial measures that other companies may use and may not be useful in comparing the performance of those companies to Halcón’s performance.

(4)         The impact of selected items for the three and six months June 30, 2014 was calculated based upon weighted average diluted shares of 491.0 million and 420.1 million, respectively, due to the adjusted net income available to common stockholders, excluding selected items.